UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

First Data Corporation

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

32008D106

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident Capital V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident V Parallel Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident Capital V-PF, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident V Professionals Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stone Point GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON OO

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident Public Equity LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON PN

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trident Public Equity GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 21,109,145
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON OO

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.

CUSIP No. 32008D106

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stone Point Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 21,109,145**
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,109,145
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%*
12	TYPE OF REPORTING PERSON OO

*	All percentages of Class A Common Stock outstanding contained herein are based on 357,100,865 Class A Common Stock outstanding as of November 1, 2016, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2016.
**	Pursuant to certain management agreements, Stone Point Capital LLC has received delegated authority from Trident Capital V, L.P., Trident Capital V-PF, L.P. and Stone Point GP Ltd., on behalf of Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Funds, L.P., respectively, to exercise voting rights of the limited partnerships, except with respect to any portfolio investment where a limited partnership controls 10% or more of the voting power of such portfolio company. Refer to Item 4.

CUSIP No. 32008D106

ITEM 1(a)	NAME OF ISSUER:

First Data Corporation (the “Company”)

ITEM 1(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

225 Liberty Street

29th Floor

New York, NY 10281

ITEM 2(a)	NAME OF PERSON FILING:

Trident V, L.P. (“Trident V”)

Trident Capital V, L.P. (“Trident V GP”)

Trident V Parallel Fund, L.P. (“Trident V Parallel”)

Trident Capital V-PF, L.P. (“Trident V Parallel GP”)

Trident V Professionals Fund, L.P. (“Trident V Professionals”)

Stone Point GP Ltd. (“Trident V Professionals GP”)

Trident Public Equity LP (“TPE LP”)

Trident Public Equity GP LLC (“TPE GP”)

Stone Point Capital LLC (“Stone Point”)

ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

For:

Trident V

Trident V GP

Trident V Parallel

Trident V Parallel GP

Trident V Professionals

Trident V Professionals GP

TPE LP

TPE GP

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

For: Stone Point

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

ITEM 2(c)	CITIZENSHIP:

Trident V – Cayman Islands

Trident V GP – Cayman Islands

Trident V Parallel Fund – Cayman Islands

Trident V Parallel GP – Cayman Islands

Trident V Professionals – Cayman Islands

Trident V Professionals GP – Cayman Islands

TPE LP – Delaware

TPE GP – Delaware

Stone Point – Delaware

ITEM 2(d)	TITLE OF CLASS OF SECURITIES:

Class A Common Stock

ITEM 2(e)	CUSIP NO.:

32008D106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP

The information in items 5 through 9 and item 11 on the cover pages (and footnotes thereto) to this Schedule 13G is hereby incorporated by reference. TPE LP is the direct holder of the 21,109,145 shares of Class A Common Stock disclosed herein.

The sole general partner of TPE LP is TPE GP. As the general partner, TPE GP holds voting and investment power with respect to the Class A Common Stock that is beneficially owned by TPE LP. TPE GP is governed by a board of managers comprising of three individuals: Andrew R. Reutter and David J. Wermuth, who are investment professionals of Stone Point, and Julia A. McCullough, who is the independent manager (and not affiliated with Stone Point). Trident V, Trident V Parallel and Trident V Professionals are the sole members of TPE GP and limited partners of TPE LP.

The sole general partner of Trident V is Trident V GP. As the general partner, Trident V GP holds voting and investment power with respect to the Class A Common Stock that are, or may be deemed to be, beneficially owned by Trident V. Pursuant to certain management agreements, Stone Point has received delegated authority from Trident V GP relating to Trident V, including the authority to exercise voting rights of the Class A Common Stock on behalf of Trident V, except with respect to any portfolio investment where Trident V controls 10% or more of the voting power of such portfolio company, in which case delegated discretion to exercise voting rights may not be exercised on behalf of Trident V without first receiving direction from an investment committee of Trident V GP, comprised of five individuals: James D. Carey, Charles A. Davis, Stephen Friedman, David J. Wermuth and Nicolas D. Zerbib (the “Investment Committee”), or a majority of the general partners of Trident V GP. The management agreements do not delegate any power with respect to the disposition of Class A Common Stock held by Trident V.

The sole general partner of Trident V Parallel is Trident V Parallel GP. As the general partner, Trident V Parallel GP holds voting and investment power with respect to the Class A Common Stock that are, or may be deemed to be, beneficially owned by Trident V Parallel. Pursuant to certain management agreements, Stone Point has received delegated authority from Trident V Parallel GP relating to Trident V Parallel, including the authority to exercise voting rights of Class A Common Stock on behalf of Trident V Parallel, except with respect to any portfolio investment where Trident V Parallel controls 10% or more of the voting power of such portfolio company, in which case delegated discretion to exercise voting rights may not be exercised on behalf of Trident V

Parallel without first receiving direction from the Investment Committee of Trident V Parallel GP or a majority of the general partners of Trident V Parallel GP. The management agreements do not delegate any power with respect to the disposition of the Class A Common Stock held by Trident V Parallel.

The sole general partner of Trident V Professionals is Trident V Professionals GP. As the general partner, Trident V Professionals GP holds voting and investment power with respect to the Class A Common Stock that are, or may be deemed to be, beneficially owned by Trident V Professionals. The manager of Trident V Professionals is Stone Point. In its role as manager, Stone Point has authority delegated to it by Trident V Professionals GP to exercise voting rights of Class A Common Stock on behalf of Trident V Professionals but does not have any power with respect to disposition of Class A Common Stock held by Trident V Professionals. For any portfolio investment where Trident V Professionals controls 10% or more of the voting power of such portfolio company, Stone Point does not have discretion to exercise voting rights on behalf of Trident V Professionals without first receiving direction from the Investment Committee of Trident V Professionals GP or a majority of the shareholders of Trident V Professionals GP.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATION

Not Applicable.

CUSIP No. 32008D106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2017

TRIDENT V L.P.

By:	Trident Capital V, L.P., its sole general partner
By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT CAPITAL V, L.P.

By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT V PARALLEL FUND, L.P.

By:	Trident Capital V-PF, L.P., its sole general partner
By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT CAPITAL V-PF, L.P.

By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT V PROFESSIONALS FUND, L.P.

By:	Stone Point GP Ltd., its sole general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Secretary

STONE POINT GP LTD.

	By:	/s/ David. J. Wermuth
	By:	David J. Wermuth
	Name:	Secretary

TRIDENT PUBLIC EQUITY LP

By:	Trident Public Equity GP LLC, its general partner

	By:	/s/ Andrew R. Reutter
	Name:	Andrew R. Reutter
	Title:	Vice President

TRIDENT PUBLIC EQUITY GP LLC

	By:	/s/ Andrew R. Reutter
	Name:	Andrew R. Reutter
	Title:	Vice President

STONE POINT CAPITAL LLC

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	General Counsel

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A Common Stock, $0.01 par value of First Data Corporation. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

EXECUTED this 14th day of February, 2017.

TRIDENT V L.P.

By:	Trident V GP, its sole general partner
By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT CAPITAL V, L.P.

By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT V PARALLEL FUND, L.P.

By:	Trident Capital V-PF, L.P., its sole general partner
By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT CAPITAL V-PF, L.P.

By:	DW Trident V, LLC, a general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

TRIDENT V PROFESSIONALS FUND, L.P.

By:	Stone Point GP Ltd., its sole general partner

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	Secretary

STONE POINT GP LTD.

	By:	/s/ David. J. Wermuth
	By:	David J. Wermuth
	Name:	Secretary

TRIDENT PUBLIC EQUITY LP

By:	Trident Public Equity GP LLC, its general partner

	By:	/s/ Andrew R. Reutter
	Name:	Andrew R. Reutter
	Title:	Vice President

TRIDENT PUBLIC EQUITY GP LLC

	By:	/s/ Andrew R. Reutter
	Name:	Andrew R. Reutter
	Title:	Vice President

STONE POINT CAPITAL LLC

	By:	/s/ David. J. Wermuth
	Name:	David J. Wermuth
	Title:	General Counsel